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                                                                     Exhibit 4.2

                                DOVER CORPORATION

                              Officers' Certificate

      Robert Tyre, Vice President - Corporate Development, and Robert G. Kuhbach, Vice President, General Counsel and Secretary of Dover Corporation, a Delaware corporation (the "Company"), each hereby certifies that he is duly authorized to, and does hereby, deliver this certificate to The First National Bank of Chicago (the "Trustee"), as Trustee under the Indenture, dated as of June 8, 1998 (the "Indenture"), relating to the Company's 6.25% Notes due June 1, 2008 (the "Notes") and 6.65% Debentures due June 1, 2028 (the "Debentures"); that the Notes and Debentures are each hereby established as a series of Securities to be issued under the Indenture; that attached hereto as Exhibit 1 are the terms of the Notes and the Debentures as established in a Board Resolution pursuant to Section 301 of the Indenture and that:

(i) He is familiar with the Indenture and has read all the conditions (including all definitions relating thereto) set forth therein for the authentication and delivery of the Notes and the Debentures;

(ii) He has examined the documents submitted by the Company to the Trustee relating to the Notes and the Debentures and certain other corporate documents and records;

(iii) He has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether all conditions precedent provided in the Indenture for the authentication and delivery of the Notes and the Debentures have been complied with; and

(iv) In his opinion, all conditions precedent provided for in the Indenture relating to the authentication and delivery of the Notes and the Debentures have been complied with.


Dated:  June 9, 1998

                                                  /s/ Robert Tyre
                                            ------------------------------------
                                            Robert Tyre
                                            Vice President-Corporate Development


                                            /s/ Robert G. Kuhbach
                                            -----------------------------------
                                            Robert G. Kuhbach
                                            Vice President, General
                                            Counsel and Secretary


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                                  EXHIBIT 1 TO
                              OFFIECRS' CERTIFICATE

1. The tides of the series of Securities referred to as the Notes shall be the "6.25% Notes due June 1, 2008" and the title of the series of Securities referred to as the Debentures shall be the "6.65% Debentures due June 1, 2028 VT

2. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is limited to $150,000,000 and the aggregate principal amount of Debentures that may be authenticated and delivered under the Indenture is limited to $200,000,000, except for Notes or Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes or Debentures, as the case may be, pursuant to Sections 304, 305, 306 or 906 of the Indenture and except for Notes or Debentures that, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered.

3. The maturity date on which the principal of each of the Notes is payable shall be June 1, 2008 and the maturity date on which the principal of each of the Debentures is payable shall be June 1, 2028.

4. The Notes shall bear interest at the rate of 6.25% per annum from June 1, 1998 and the Debentures shall bear interest at the rate of 6.65% per annum from June 1, 1998.

5. The Interest Payment Dates for the Notes and the Debentures shall be June 1 and December 1 of each year, commencing December 1, 1998, and the Regular Record Date for any Interest Payment Date shall be the May 15 or November 15, as the case may be, next preceding such Interest Payment Date.

6. Payments of the principal and interest on the Notes and the Debentures will be made at the office or agency of the Company maintained for that purpose in New York, New York, provided that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register for the Notes or Debentures, as the case may be.

7. The Notes and the Debentures shall not be redeemable prior to their final Stated Maturities.

8. The Notes and the Debentures shall not be subject to any sinking fund or analogous provisions.

9. The provisions on defeasance and covenant defeasance in Sections 1302 and 1303 of the Indenture shall apply to the Notes and the Debentures.

10. The Notes and the Debentures each shall be issued in the form of one or more Global Securities. The Depository for such Global Securities shall be The Depository Trust Company.